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                                                                      EXHIBIT 12

                                 IMC Global Inc.
                Computation of Ratio of Earnings to Fixed Charges

                                                 NINE MONTHS ENDED
                                                    SEPTEMBER 30                     YEARS ENDED DECEMBER 31
                                                       2003            2002        2001        2000       1999        1998
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
FIXED CHARGES:
Interest charges                                     $  138.8        $  174.2    $  152.3    $  112.6   $  111.4    $  104.7
Net amortization of debt discount and
  premium and issuance expense                            6.0             8.5         8.4         5.4        5.7         3.8
Interest portion of rental expense                        6.3             8.0         6.7         5.0        6.4         7.5
                                                     --------        -------------------------------------------------------
Total fixed charges                                  $  151.1        $  190.7    $  167.4    $  123.0   $  123.5    $  116.0

EARNINGS:
Earnings (loss) from continuing operations
  before minority interest                           $ (104.3)       $   (0.2)   $  (93.1)   $  118.7   $ (390.0)   $  259.0
Interest charges                                        138.8           174.2       152.3       112.6      111.4       104.7
Net amortization of debt discount and
  premium and issuance expense                            6.0             8.5         8.4         5.4        5.7         3.8
Interest portion of rental expense                        6.3             8.0         6.7         5.0        6.4         7.5
                                                     --------        -------------------------------------------------------
Total earnings (loss)                                $   46.8        $  190.5    $   74.3    $  241.7   $ (266.5)   $  375.0

Ratio of earnings to fixed charges(a)                     0.3             1.0         0.4         2.0       (2.2)        3.2
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(a)  The Company's earnings were insufficient to cover fixed charges by $104.3 million for the nine months ended September 30, 2003 and $0.2 million,
     $93.1 million and $390.0 million for the years ended December 31, 2002,
     2001 and 1999, respectively.